Exhibit 10.1

April 21, 2025

George C. Kutsor

[PERSONAL CONTACT INFORMATION REDACTED]

Re: Offer Letter of Employment

Dear Chris:

On behalf of Evolv Technologies Holdings, Inc. (the “Company”), I am delighted to offer you a position with the Company. We hope that you choose to join us and be part of our important mission to make the world a safer and more enjoyable place to work, learn, and play.

Start Date and Position

If you accept this offer, we anticipate your first day of work with the Company will be effective one business day following the filing of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024 (your actual first day of work with the Company, the “Start Date”). You will join us as Chief Financial Officer.  You will report to the Company’s Chief Executive Officer. You will perform the duties and have the responsibilities and authority customarily performed and held by a chief financial officer or as otherwise may be assigned or delegated to you by the Chief Executive Officer consistent with your position as Chief Financial Officer. You shall perform your duties loyally and conscientiously and will devote your full business efforts and time to the Company; provided that the foregoing shall not prevent you from (i) serving on the boards of directors of non-profit organizations after providing advanced written notice of such service to the Company’s Board of Directors (the “Board”) and Chief Executive Officer, (ii) with the consent of the Board (not to be unreasonably withheld), serving on one board of directors of a for-profit company that is not a competitor of the Company and does not result in a conflict of interest, (iii) participating in charitable, civic, educational, professional, community or industry affairs, and (iv) managing your personal investments and legal affairs.

Work Location

Your primary work location will be your home in Illinois. However, you will be expected to travel to the Company’s headquarters in Waltham, MA for approximately 50% of your working days.

Salary

Your annual base salary will be $425,000.00, less all applicable withholding taxes and deductions, paid in accordance with the Company’s normal payroll procedures. This position is exempt, meaning that you are not entitled to overtime pay. Your base salary will be subject to review for adjustments that will be made based upon the Company’s normal performance review practices.

Evolv Technology	500 Totten Pond Rd, 4th Floor	Waltham, MA 02451

Annual Bonus

Commencing with fiscal year 2025, each fiscal year during your employment with the Company, you will be eligible to participate in the Evolv Annual Performance Bonus Plan (or any successor thereto) (the “Bonus Plan”) and to earn a bonus pursuant to the Bonus Plan based on the achievement of Company and individual annual performance goals as further detailed in the terms and conditions of the Bonus Plan. Your Target Award (as defined in the Bonus Plan) shall be equal to 75% of your annual base salary. The Target Award for fiscal year 2025 will be pro-rated based on the number of days employed during fiscal year 2025. Your Target Award for any subsequent year may be adjusted, as determined in the sole discretion of the Board or the Compensation Committee of the Board (the “Committee”), as applicable. Your annual bonus, to the extent earned, shall be paid to you, less applicable withholding taxes and deductions, in accordance with the Bonus Plan. Except as otherwise set forth herein or in the Bonus Plan, you must be actively employed by the Company at the time the bonus is paid in order to be eligible to receive such bonus.

Equity

Subject to approval by the Board or the Committee, as applicable, the Company will grant you (i) restricted stock units with an aggregate grant date fair market value of $1,750,000 (with the target number of restricted stock units calculated based on a Monte Carlo valuation method prior to the Grant Date (as defined below)), which will vest based on the achievement of certain Company stock price performance goals (the “New Hire MSUs”) and (ii) restricted stock units with an aggregate grant date fair market value of $1,750,000 (calculated by dividing the aggregate grant date fair market value by the Company’s closing stock price on the Grant Date (as defined below), rounded down to the nearest whole share), which will vest based on your continued service with the Company (the “New Hire RSUs” and, together with the New Hire MSUs, the “Initial Equity Awards”), in each case, pursuant to the Company’s 2021 Incentive Award Plan (as amended or amended and restated from time to time, the “Plan”). Subject to compliance with the Company’s applicable equity grant timing policies, the grant date of the Initial Equity Awards will be the first NASDAQ trading day in the calendar month immediately following the calendar month during which your Start Date occurs (or, if the grant of the Initial Equity Awards has not been approved by such date, the applicable grant date determined by the Board or the Committee, as applicable) (the actual grant date, the “Grant Date”).

The target number of New Hire MSUs shall be set forth in the applicable award agreement evidencing the New Hire MSUs. The New Hire MSUs will vest as set forth in the Milestone Table below (i) based on the achievement of the corresponding Stock Price Milestone (as described and defined below) during the three-year performance period commencing on the first day of the month immediately following the calendar month your Start Date occurs (the “Vesting Commencement Date”) and ending on the third anniversary of the Vesting Commencement Date (the “Performance Period”) and (ii) subject to your continuous employment with or service to the Participating Companies (as defined in the Plan) through the date on which the Board or the Committee, as applicable, certifies the total number of New Hire MSUs that have been earned (“Certification Date”). No New Hire MSUs shall be settled until the Certification Date has occurred.

Evolv Technology	500 Totten Pond Rd, 4th Floor	Waltham, MA 02451

The total number of New Hire MSUs that are earned will be equal to:

•	One third of the target number of New Hire MSUs MULTIPLIED BY the greatest of First Measurement Date Percentage, Second Measurement Date Percentage, and Third Measurement Date Percentage PLUS
•	One third of the target number of New Hire MSUs MULTIPLIED BY the greatest of Second Measurement Date Percentage and Third Measurement Date Percentage PLUS
•	One third of the target number of New Hire MSUs MULTIPLIED BY the Third Measurement Date Percentage

For purposes of the formula above:

“First Measurement Date Percentage” means the Payout Percentage measured as of the first anniversary of the Vesting Commencement Date based on the Milestone Table below (the “First Measurement Date”);

“Second Measurement Date Percentage” means the Payout Percentage measured as of the second anniversary of the Vesting Commencement Date based on the Milestone Table below (the “Second Measurement Date”); and

“Third Measurement Date Percentage” means the Payout Percentage measured as of the third anniversary of the Vesting Commencement Date based on the Milestone Table below (the “Third Measurement Date” and, together with the First Measurement Date and the Second Measurement Date, the “Measurement Dates”).

Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Plan) during your employment with or service to the Participating Companies (as defined in the Plan), then (i) the last date of the Performance Period shall be deemed to occur as of the date of consummation of such Change in Control, (ii) the Measurement Date with respect to each Payout Percentage that has not been determined prior to the Change in Control shall be deemed to occur as of the date of consummation of such Change in Control (and all New Hire MSUs shall be eligible to vest based upon the applicable Stock Price Milestone and corresponding Payout Percentage as of such Change in Control), and (iii) you will only be required to provide employment or services through the last date of the Performance Period. For the avoidance of doubt, each applicable Payout Percentage shall be certified by the Board or the Committee, as applicable, as soon as practicable following each Measurement Date.

Milestone Table

Achievement Level	Stock Price Milestone	Payout Percentage*
Threshold	Stock Price** of $6	50%
Target	Stock Price** of $8	100%
Maximum	Stock Price** of $10	200%

* The Payout Percentage shall be determined using linear interpolation for Stock Price Milestone achievement between the threshold level and the target level or between the target level and maximum level.

** For purposes of the New Hire MSUs, “Stock Price” means the volume weighted average closing price (“VWAP”) of the Company’s common stock over the 30 trading days immediately preceding the applicable Measurement Date; provided that, in the event of a Change in Control (as defined in the Plan) during your employment with or service to the Participating Companies, “Stock Price” shall mean the greater of (i) the per share consideration payable to holders of the Company’s common stock in connection with such Change in Control (exclusive any contingent rights) and (ii) the VWAP of the Company’s common stock over the 30 trading days immediately preceding the date of consummation of the Change in Control. The term Stock Price shall be adjusted for any stock splits, stock dividends and the like, as determined by the Board or the Committee, as applicable, including, without limitation, the Stock Price Milestones set forth above.

Evolv Technology	500 Totten Pond Rd, 4th Floor	Waltham, MA 02451

Except as may be otherwise provided by the Board or the Committee, as applicable, or as set forth in a written agreement between you and the Company, in the event you incur a Termination of Service (as defined in the Plan) prior to the last date of the Performance Period, you shall immediately forfeit any and all New Hire MSUs. Notwithstanding the foregoing, in the event of a Covered Termination (as defined in the Company’s Severance and Change in Control Plan (the “Severance Plan”)), which occurs after the 12-month anniversary of the Vesting Commencement Date and prior to the last date of the Performance Period, then in addition to the payments and benefits that you are entitled to receive pursuant to the Severance Plan, and subject to your satisfaction of the Release Requirement (as defined below), the New Hire MSUs shall remain outstanding and eligible to satisfy the Stock Price Milestone based on actual performance through the Performance Period; provided that, the number of New Hire MSUs that vest shall be prorated by multiplying (x) the number of New Hire MSUs that would have vested based on actual performance during the Performance Period by (y) the quotient obtained by dividing (1) the number of full months elapsed between the first day of the Performance Period and the date of termination by (2) 36 (the “MSU Prorated Vesting”). For the avoidance of doubt, the MSU Prorated Vesting shall only apply to the New Hire MSUs in the event of a Covered Termination (as defined in the Severance Plan) and not with respect to other equity awards.

The New Hire RSUs will vest in three equal tranches on the first, second, and third anniversaries of your Vesting Commencement Date, subject to your continued employment with or service to the Participating Companies (as defined in the Plan) through each vesting date. Except as may be otherwise provided by the Board or the Committee, as applicable, or as set forth in a written agreement between you and the Company, in the event you incur a Termination of Service (as defined in the Plan), you shall immediately forfeit any and all New Hire RSUs which have not vested or do not vest on or prior to the date on which such Termination of Service occurs. Notwithstanding the foregoing, in the event of a Covered Termination (as defined in the Severance Plan), which occurs after the 12-month anniversary of your Vesting Commencement Date and prior to the last date of the vesting period, then in addition to the payments and benefits that you are entitled to receive pursuant to the Severance Plan, and subject to your satisfaction of the Release Requirement (as defined below), the number of New Hire RSUs that would have become vested had you remained in the employ of the Company for the six (6)-month period immediately following the date of your Termination of Service (as defined in the Plan) shall be accelerated in full, effective as of the effective date of the Release (as defined below) (the “RSU Accelerated Vesting”). For the avoidance of doubt, the RSU Accelerated Vesting shall only apply to the New Hire RSUs in the event of a Covered Termination (as defined in the Severance Plan).

The “Release Requirement” shall mean your execution and nonrevocation of a valid separation and general release agreement in a form provided by the Company (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms, which must occur in no event more than 60 days following the date of the applicable Termination of Service (as defined in the Plan).

Evolv Technology	500 Totten Pond Rd, 4th Floor	Waltham, MA 02451

In addition, as part of our projected annual equity grant cycle in Q12026 and annually thereafter, you will be eligible to participate in our Long-Term Incentive Program for employees and will be eligible to receive an additional annual equity grant consistent with competitive market practice and similarly situated executives, subject to meeting the Long-Term Incentive Program’s criteria, and conditioned on your performance, in each case, as determined by the Board or the Committee, as applicable, in its sole discretion. Such annual equity award would be granted, subject to the approval of the Board (or the Committee, as applicable), consistent with the timing of annual equity grants to other Company employees and the Company’s equity grant timing policies as may be in effect from time to time.

All Initial Equity Awards will be subject to the terms and conditions of the Plan and the award agreements to be entered into by and between you and the Company evidencing the Initial Equity Awards, which you will be required to sign. The Initial Equity Awards shall also be subject to the terms of the Company’s Severance Plan, in which you will be eligible to participate as set forth below.

Expenses

You shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable out-of-pocket business, travel and entertainment expenses incurred or paid by you in connection with the performance of your duties hereunder.

Upon presentation of appropriate documentation, the Company shall pay your reasonable counsel fees incurred in connection with the negotiation and documentation of this letter agreement, and matters related hereto, payable within thirty days following the Start Date up to $15,000 in the aggregate; provided, however, that in the event the Company requests that you submit invoices associated with such legal representation to substantiate the reimbursement of reasonable attorneys’ fees and costs, you shall be permitted to redact such legal invoices to protect and preserve attorney-client privilege.

In addition, (i) during the period of your employment commencing on your Start Date and ending on the first anniversary of your Start Date, the Company shall pay you a monthly travel stipend of $6,000 per month (the “First Year Stipend”) and (ii) during the period of your employment commencing on the second anniversary of your Start date, the Company shall pay you a monthly travel stipend of $3,000 per month (the “Second Year Stipend”), in each case of clauses (i) and (ii), to assist with the travel and housing costs associated with your travel to and from the Headquarters (which amount shall not be used to cover any business travel, as business travel shall be reimbursed by the Company). For the avoidance of doubt, the First Year Stipend shall only continue during the period commencing on your Start Date and ending on the 12-month anniversary of your Start Date and the Second Year Stipend shall only continue during the period commencing on the date immediately following the 12-month anniversary of your Start Date and ending on the 24-month anniversary of your Start Date. The foregoing payments or benefits may be treated as taxable to you.

Benefits

We offer a generous benefits package to employees. You will be eligible to participate in the Company’s benefit plans to the same extent as, and subject to the same terms and conditions applicable to, other Company employees of similar rank and tenure.  Summaries of each of the Company’s benefit plans will be sent to you separately, subject in each case to the generally applicable terms and conditions of the plan or policy in question and to the determinations of any person or committee administering such employee benefit plan or policy. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. The Company reserves the right to cancel, change or modify the employee benefits plans, policies and programs it offers to its employees from time to time.

Evolv Technology	500 Totten Pond Rd, 4th Floor	Waltham, MA 02451

Indemnification

The Company offers you indemnification in accordance with the terms of the Indemnification Agreement, a copy of which is attached as Exhibit A, which, to the extent you are not a party thereto, shall be deemed incorporated herein by reference as if fully set forth herein.

Without limiting the foregoing, the Company will provide and maintain a D&O liability insurance policy covering you in your capacity as an officer and director, respectively, of the Company and any of its affiliates no less favorable to you than the Company’s D&O liability insurance offered to Company executives or directors.

Severance and Change in Control Plan

We are pleased to inform you that you are eligible to participate in the Company’s Severance Plan, as it may be amended or amended and restated from time to time, subject to your execution of the Participation Notice. You will participate in the Severance Plan at Plan Tier 1. You shall immediately be eligible to participate in the Severance Plan as of your Start Date, subject to your timely execution and return of the Participation Notice. For more details on the Severance Plan, including severance and equity acceleration benefits, please refer to the enclosed Plan document.

Non-Disclosure, Non-Competition, Non-Solicitation and Inventions Assignment Agreement

As a trusted employee, you will be exposed to valuable Company confidential and/or trade secret information. In order to protect the Company’s legitimate business interests, as a condition of your employment, you will be required to sign the enclosed Non-Disclosure, Non-Competition, Non-Solicitation and Inventions Assignment Agreement. This document is enclosed for your review and should be completed prior to the first day of your employment.

Background Check and Authorization to Work

Your employment with the Company is contingent upon the satisfactory outcome of a background check and your ability to provide documentation confirming your eligibility to work in the United States. As a US technology company, we are subject to certain restrictions with respect to nationals of certain countries, including North Korea, Syria, Libya, Iran, Sudan, and Cuba. If you are a national of one of these countries, please tell your recruiter.

Certifications

By signing this offer letter, you agree:

(i)	Not to bring any third-party confidential information to the Company, including that of your former employers, and that in performing your duties you will not in any way utilize any such information.

Evolv Technology	500 Totten Pond Rd, 4th Floor	Waltham, MA 02451

(ii)	That you are not subject to any restrictive covenants or other agreements that would limit your ability to work for the Company.

(iii)	That during your employment with the Company, you agree not to engage in any other employment, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment.

(iv)	You have read, understand, and agree to comply with enclosed Non-Disclosure, Non-Competition, Non-Solicitation and Inventions Assignment Agreement and the Evolv Code of Business Conduct and Ethics. In addition, after your Start Date, you are expected to familiarize yourself with and comply with the Company’s additional policies.

At-Will Employment

Your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without advance notice, subject to the terms set forth herein and the Severance Plan.

Entire Agreement and No Modification

This offer letter and the referenced agreements and policies constitute the entire agreement between you and the Company and supersede any prior understandings or agreements, whether written or oral, between you and the Company. Any modification or amendment to this offer must be in writing and signed by an authorized representative of the Company and you.

No Assignment

This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.

Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Evolv Technology	500 Totten Pond Rd, 4th Floor	Waltham, MA 02451

Arbitration

The parties agree to arbitrate, through JAMS, in the location where the employee works or last worked, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application of any of the terms, provisions, or conditions of this agreement, or regarding employee’s employment with the company or the termination of that employment. Any arbitration shall be subject to the JAMS employment arbitration rules unless inconsistent with this agreement. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. A printed copy of the JAMS rules is also available upon request to human resources. Any arbitration may be initiated by a written demand to the other party and must be filed within the applicable statute of limitations. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury. All claims or disputes must be submitted to arbitration on an individual basis. The parties waive their right to bring or participate in a class and/or collective action proceeding on behalf of other individuals to the fullest extent permitted by law. Any issue concerning the validity of this class and/or collective action waiver must be decided by a court and if for any reason it is found to be unenforceable, the class and/or collective action claim may only be heard in court and may not be arbitrated. This paragraph will not prevent either party from seeking preliminary injunctive relief (or any other provisional remedy) under applicable law from any court having jurisdiction over their parties and the subject matter of their dispute relating to their obligations under this agreement before arbitration or while arbitration is pending. This arbitration agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act.

Chris, we are extremely enthusiastic about the prospect of you joining the Company team. If these terms are agreeable, please sign this document and return to [PERSONAL CONTACT INFORMATION REDACTED]. If you have any questions, please call [PERSONAL CONTACT INFORMATION REDACTED].

Sincerely,

EVOLV TECHNOLOGIES HOLDINGS, INC.

/s/ John Kedzierski
John Kedzierski
President & Chief Executive Officer

Accepted and Agreed:

/s/ George C. Kutsor

April 22, 2025
Date

Evolv Technology	500 Totten Pond Rd, 4th Floor	Waltham, MA 02451